NOTE

$17,346,939.00	April 18, 2008
New York, New York

FOR VALUE RECEIVED, Palma Industrial S.A.C., a Peruvian corporation (the “Borrower”), hereby promises to pay to Plainfield Special Situations Master Fund Limited or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 55 Railroad Avenue, Greenwich, CT 06830, Attention: General Counsel, on the Final Maturity Date (as defined in the Agreement) the principal sum of Seventeen Million Three Hundred and Forty Six Thousand Nine Hundred and Thirty Nine Dollars ($17,346,939.00) or, if less, the unpaid principal amount of all Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Notes referred to in the Loan Agreement, dated as of September 12, 2007, among Pure Biofuels Corp., as Guarantor, Palma Industrial S.A.C. and Pure Biofuels Del Peru S.A.C., collectively (the “Borrowers”), the lenders from time to time party thereto (including the Lender), and Plainfield Special Situations Master Fund Limited, as Administrative Agent (as amended by an amendment executed and delivered by the Guarantor and the Borrowers on March 13, 2008, and a second amendment executed and delivered by the Guarantor, the Borrowers and the other Credit Parties party thereto as of the date hereof, and as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). Each Borrower under the Agreement has executed and delivered to the Lender a Note in the principal sum of Seventeen Million Three Hundred and Forty Six Thousand Nine Hundred and Thirty Nine Dollars ($17,346,939.00) (the “Additional Notes”), however, the aggregate liability of all Borrowers (as defined in the Agreement) under the Additional Notes shall not exceed the principal sum of Seventeen Million Three Hundred and Forty Six Thousand Nine Hundred and Thirty Nine Dollars ($17,346,939.00). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part, and Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

PALMA INDUSTRIAL S.A.C.

By:	/s/ Luis Goyzueta
Name:
Title: